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                                   EXHIBIT 1

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                             MATERIAL CHANGE REPORT


ITEM 1    REPORTING ISSUER

          Suncor Energy Inc.
          112 Fourth Avenue S.W.
          Box 38
          Calgary, Alberta
          T2P 2V5

ITEM 2    DATE OF MATERIAL CHANGE

          October 24, 2000

ITEM 3    PRESS RELEASE

          A Press Release with respect to the material change was issued by Suncor Energy Inc. on October 24, 2000.

ITEM 4    SUMMARY OF MATERIAL CHANGE
          (ALL DOLLAR AMOUNTS ARE EXPRESSED IN CANADIAN DOLLARS)

          Suncor Energy Inc. ("Suncor") announced on October 24, 2000 that it has increased its cost estimate for its Project Millennium to $2.8 billion, up from its revised cost estimate of $2.45 billion given in the first quarter of 2000. The increased costs are largely attributed to the rising costs of labour, fabrication and material and a $150 million change in the project scope.

          The additional estimated capital costs, which were approved by Suncor's Board of Directors, are expected to be finalized through internally generated cash flow and additional borrowing.

ITEM 5    FULL DESCRIPTION OF MATERIAL CHANGE

          Suncor Energy Inc. ("Suncor") announced on October 24, 2000 that it has increased its cost estimate for its Project Millennium to $2.8 billion. In the first quarter of 2000, Suncor had estimated project costs could be as high as $2.45 billion, up from the original estimate of $2 billion.

          The increased costs are largely attributed to the rising costs of labour, fabrication and material and a $150 million change in the project scope, which scope change was announced in the second quarter of 2000.

          One of the largest capital projects in Canada, Project Millennium will more than double Suncor's oil sands production capacity from an average of 105,000 barrels per day in 1999 to 225,000 barrels per day in 2002. The project is the cornerstone of Suncor's plan to achieve daily production capacity of 400,000 to 450,000 barrels per day at its oil sands operations by 2008.


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          Project Millennium is approximately 50 per cent complete, engineering is essentially finished, all materials have been purchased and the focus is on construction and completion. Major commissioning work is still planned for the second half of 2001, with previously announced production and cash operating cost targets on track. Project Millennium is expected to increase plant reliability, provide environmental improvements and reduce oil sands cash costs to between $8.50 and $9.50 per barrel.

          The additional estimated capital costs, which were approved by Suncor's Board of Directors, are expected to be finalized through internally generated cash flow and additional borrowing. Suncor will also review its hedging program in light of expected capital spending.

ITEM 6    RELIANCE ON CONFIDENTIALITY SECTION OF THE ACT

          Not applicable

ITEM 7    OMITTED INFORMATION

          Not Applicable

ITEM 8    FURTHER INFORMATION

          For further information relating to the foregoing, contact Michael W. O'Brien, Suncor's Executive Vice President, Corporate Planning and Chief Financial Officer, at 403-269-8111.

ITEM 9    STATEMENT OF SENIOR OFFICER

          The foregoing accurately discloses the material change referred to herein.


DATED at Calgary, Alberta, this 24th day of October, 2000.


"MICHAEL W. O'BRIEN"
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MICHAEL W. O'BRIEN
Executive Vice President, Corporate Development and Chief Financial Officer

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       SUNCOR ENERGY INC.


Date: October 25, 2000                 By: "MICHAEL W. O'BRIEN"
                                       ------------------------------------
                                       MICHAEL W. O'BRIEN
                                       Executive Vice President,
                                       Corporate Development and Chief
                                       Financial Officer